EXHIBIT 99.2

IDEX CORP.

Moderator: Mike Yates

April 23, 2013

10:30 a.m. ET

Operator:	Good morning, my name is Kristi, and I will be your conference operator today. At this time, I would like to welcome everyone to the IDEX Corporation first-quarter 2013 earnings call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session.

If you would like to ask a question during that time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. I will now turn today’s conference over to Mr. Michael Yates, Vice President and Chief Accounting Officer. Sir, you may begin your conference.

Michael Yates:	Great. Thank you, Kristi. Good morning, everyone, and thank you for joining us for our discussion of the IDEX first-quarter financial highlights. Last night, we issued a press release outlining our Company’s financial and operating performance for the three-month period ending March 31, 2013. The press release, along with the presentation slides to be used during today’s webcast, can be accessed on our company’s website at www.idexcorp.com.

Joining me today from IDEX management are Andy Silvernail, our Chairman and CEO; and Heath Mitts, Vice President and Chief Financial Officer.

The format for our call today is as follows. We will begin with Andy providing a summary of the first-quarter 2013 financial results. We will then walk you through the operating performance within each of our segments. And finally, we will wrap up with an outlook for the second-quarter and full-year 2013. Following our prepared remarks, we will then open the call for your questions.

If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll-free number 855-859-2056 and entering conference ID number 26072848, or you may simply log on to our Company’s homepage for the webcast replay.

As we begin, a brief reminder, this call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release and in IDEX’s filings with the Securities and Exchange Commission.

With that, I’ll turn this call to our Chairman and CEO, Andy Silvernail.

Andy Silvernail:	Thanks, Mike. Good morning, everyone. Thank you for joining us today to review the results for the first quarter. I’d like to start on slide 5.

As you’ve all seen in our press release, we exceeded expectations for EPS, operating margins, and cash flow in the quarter. We also delivered strong double-digit EPS growth. I’m proud of our team’s ability to execute in what has continued to be a challenging growth environment.

While the global markets have continued to be muddled, our team has executed well across all segments, expanding margins in January, a 28% increase in free cash flows, a record first-quarter result. The quarterly fluctuations in markets, regions, and customers were demanding for our business units. However, these conditions are expected, appropriately planned for, and exceptionally well-addressed.

In general, things are playing out as we anticipated. The U.S. has shown stability, Europe has continued to struggle, and the Asian markets rebounded from the lows of last year, but they remain choppy, particularly in the emerging regions.

In the fourth quarter, I mentioned how IDEX had positioned itself to realize EPS and margin growth in spite of a difficult environment. This is largely driven by the benefit of the $20 million of structural cost reductions, which are now propelling the expansion of operating margins, including a 90 basis point improvement in the first quarter alone. This operating margin improvement highlights the strength of our leaders and their commitment to an excellent cost structure, which allows us to compete for customers and generate superior returns for shareholders.

As I highlighted last quarter, we are focused on three strategic priorities — accelerating organic growth, driving execution for core products and customers, and delivering superior capital allocation. In Q1, we began the incremental growth investments we discussed last quarter. We’ve invested in product management, product development, growing our aftermarket position, and expanding our presence in the Middle East and Asia.

We’ve been able to make these investments while expanding margins and improving cash flow because of our focus on execution. In turn, between our balance sheet and strong free cash flow, we have $1.5 billion in capital over the next three years that we’ll deploy with strategic discipline. We’ve been clear that we will balance our capital deployment with consistent dividend growth, strategic acquisitions, and share repurchases.

In the first quarter, we executed on our priorities. We recently announced a dividend increase of 15%, which is consistent with our intent to return 30% of profits back to our shareholders each year. In March, we announced the acquisition of FTL Specialty Seals. I’ll talk about that a little bit later on. And we continue to repurchase shares.

Now I’ll turn to the first-quarter detail. We achieved record first-quarter sales of $494 million, up 1% year-over-year and sequentially, but down 1% organically. Orders for the quarter totaled $515 million, which are down 3% from prior-year due to the large dispensing replenishment order. Otherwise, orders were up modestly.

Despite this tough comparison, we increased backlog by $20 million, and free cash flow increased 28%, an impressive $67 million or $0.81 per share. Operating margins showed excellent results for the quarter across all segments, increasing 90 basis points to 19.2%.

This includes an improvement of 50 basis points of fluid metering, 40 basis points in health and science, and 200 basis points in fire safety diversified. I’ll discuss these results in more detail in the segments, but this broad-based expansion of margins is outstanding.

Additionally, first-quarter EPS of $0.74 represents a 12% increase from prior-year. We did get a penny of help from the R&D tax credit, but it was a very solid quarter operationally.

We’re off to a good start in 2013, and are well-positioned for 2Q and the remainder of the year. I’m very proud of the team and their ability to push past the current economic environment, drive operational improvements, generate efficiency, and accelerate returns.

With that, let’s move on to the segment discussion. I’m on slide 6. Let’s start with Fluid & Metering. For the quarter, orders were down 3% organically, while organic sales were down 1%. Overall backlog increased $9 million and operating margins improved 50 basis points. We built backlog at the CFP and Energy platforms, and profit execution was very good throughout the segment.

Within our Energy platform, we’ve seen healthy growth in North America and India, and strength across the LPG market, including North America, China, India, and Russia. Energy also saw an improvement in gross margin on the impact of productivity and some favorable input costs.

Our Chemical, Food & Process platform, or CFP, saw continued strength in the chemical markets, particularly with project opportunities in the Middle East and Asia, and solid aftermarket performance. But we did see some softness globally in the industrial space. Heading into the second quarter, we should benefit from a healthy backlog and some overall improvement in the industrial markets as the comparables become easier.

Our ag business, which has a large exposure to the North American market, had another very good quarter in sales and profitability, but did see some order softness due to the elongated winter. All indicators suggest this will not be an extended impact, and we expect another very good year from Banjo.

Our Water Services platform, which focuses on the municipal services market, saw nice improvements in profitability, as our investments in productivity have paid off. Also, while Europe continues to be a challenge, we have seen U.S. market stability.

Let’s move on to Health & Science. I’m on slide 7. For the first quarter, HST delivered on our expectations with 5% sequential order growth and nice margin expansion. Operating margin improved 40 basis points year-over-year and 30 basis points sequentially.

As we signaled last quarter, we would have tough sales comps in Q1 from the strong material process technology performance last year, and our decision to exit unattractive optics business. Organic orders were down 2% and organic sales were down 7%. However, we built $6 million of backlog in the quarter.

Scientific Fluidics has shown two consecutive quarters of meaningful order and sales growth, and continued its performance in Q1. The Asian market is up strongly, while North America and Europe are stable. We expect the overall upward trajectory to continue in this platform. Within Optics & Photonics, we’re seeing the benefits of the cost-cut actions that we took last year.

While both orders and sales are down from prior-year as expected, Optics orders are up sequentially. Demand in both U.S. and Europe markets is anticipated to improve, and we will further accelerate targeted customer opportunities and continue to drive productivity within IOP.

Within our Material Process Technology platform, this is a long cycle business that had tough sales comps in the first quarter, but saw overall order increases. Additionally, the MPT leadership was very successful driving productivity, which contributed gross margin improvement from the prior year. The outlook for MPT is positive and they have a strengthening sales funnel.

Finally, within our Specialty Sales business, we completed the acquisition of FTL, which will provide an immediate impact. Based in the United Kingdom, FTL is a leader in the design and application of high integrity rotary seals and specialty bearings. FTL will operate within our Precision Polymer Engineering business, and expand the range of PPE’s technology expertise while also introducing adjacent markets.

All right, I’m on our final segment, Diversified. I’m on slide 8. For the quarter, organic orders declined 13%, but this was entirely due to the large dispensing replenishment order from last year that I mentioned earlier. However, looking at sales, we saw 7% organic growth in the quarter and a 200 basis point expansion in operating margin.

Within Dispensing, the X-SMART product, which we introduced in the third quarter of 2012 as an entry-level dispenser, has continued to gain significant traction in the emerging markets, and is also well-received within developed markets. We expect the X-SMART to supplement the growth of the existing dispensing portfolio, which is being primarily driven by the strong volume in the Americas and Asia.

Our Fire Suppression Unit continues to benefit from the penetration in the power markets and growing project funnel in Asia. Europe has continued to ramp down on budget restrictions, but we’ve rightsized the business for this reality. The Fire Suppression team has done an outstanding job driving productivity. We completed the closure of our Conshohocken facility, and the team is executing well at our main North America site in Ocala, Florida.

The rescue business is experiencing strong orders and sales growth, with similar geographic trends as fire. The European market remains weak, but the European project business has been consistent, driven by growth in our re-railing product line.

Finally, BAND-IT again posted strong orders, sales, and gross margin improvement in the first quarter. Sales were particularly strong in North America. And in the fragmented Middle Eastern market, the team is pursuing promising short and long-term opportunities, as they expand into new applications and new geographies.

All right. I’m going to wrap up my prepared remarks on the second-quarter and the full-year 2013 guidance on slide 9. Q2 organic revenue will be approximately 2% to 3% up in the second quarter, which aligns with our expectations heading into the year. Acquisitions will have a positive 3% impact on Q2 year-over-year. For the full year, we maintained EPS guidance of $2.85 to $2.95, with organic revenue growth of low to mid-single digits. Full-year operating margin is expected to be about 19%.

Also, some other modeling items to consider — tax rate is anticipated to be 29% to 29.5%; full-year CapEx will be roughly $40 million; and free cash flows will significantly exceed net income. Finally, our earnings exclude acquisitions and the cost or charges associated with future acquisitions.

In summary, IDEX started 2013 with strong results. Our team has done a terrific job of leading and getting it done in the face of continued global economic turmoil. We will stay focused on our strategic priorities, disciplined in our execution, and committed to outstanding results.

With that, operator, let’s open up the call for questions.

Operator:	At the time, I would like to remind everyone in order to ask a question, please press star, then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Matthew McConnell of Citi.

Matthew McConnell:	Can you just — just so we have expectations right for 2Q, what’s the impact of the completion of that large dispensing and replenishment project? And then what’s kind of the flow-through on the profitability, you know, just what kind of headwind are you up against in the second quarter?

Andy Silvernail:	We haven’t — Matt, we haven’t broken that out specifically quarter-by-quarter. But to give you a sense of the order in general, it did shift radically throughout last year. You can kind of back in frankly to the size of it. We are — we cannot disclose that, as you know, for contractual reasons. But it did shift essentially ratably throughout last year, and it finished in the first quarter.

So, Heath, any other color you want to add to that?

Heath Mitts:	No. What I would say is that the segment level, Matt, the — there’s enough strength in the other parts of that segment that, while it will have an impact on the top line, I’m not anticipating a big drop-off in terms of margin rate and everything else, as we get into Q2, which is generally seasonally stronger anyway from a dispensing perspective.

Matthew McConnell:	Okay, great, thanks. And profitability in the quarter was obviously impressive on no volume. So, you know, could you just frame whether you could kind of hit your guidance, even if you come in light on the organic revenue for the year? And I mean, kind of what are some of the levers that you could pull, if you don’t really see much improvement through the second half of the year in some of your end markets?

Andy Silvernail:	Well, Matt, let me first kind of touch on that, because I think the underlying premise of that question is kind of looking at the top line throughout the balance of the year. And if you look at how we believe that the balance of the year will play out, it is not meaningfully different than the normal seasonality that we’ve seen in any other year. So, we are not expecting a big sequential ramp-up of any kind throughout the year.

So, generally, although the comps get easier in the second half, and therefore, the growth rates look higher, how the revenue plays out isn’t significantly different than we’ve seen it. So let me just kind of put that to the side.

The second part, and then, really, the direct part of your question, which is our ability to execute on profitability and deliver, even if we see some softness, we feel pretty good about that. You know, we took a lot of cost out last year. We felt like we got ahead of the curve on that. And the investments that we are putting back into the business — and we have started those investments.

As you recall, in the fourth quarter, we said we were going to put about $17 million incrementally back into investments for growth. We have started those, but we’ve also said we’re going to put them into the year based on our affordability.

And so, we do have some levers there, but frankly, they’re not really levers that we want to use. We want to make the investments in organic growth. So, we feel good about our ability to deliver very good margins, and we feel like the plan that we have, even in this continued — you know, it’s a tumultuous environment. We feel like we’re in pretty good shape.

Matthew McConnell:	Okay, great. Thank you.

Andy Silvernail:	Thanks, Matt.

Operator:	Your next question comes from the line of Scott Graham of Jefferies.

Scott Graham:	Nice quarter, guys.

Andy Silvernail:	Thanks, Scott.

Scott Graham:	So, I wanted to just maybe, if we could kind of bundle healthcare from both FMT and from HST, what were those — how do those sales and orders look? Even if it’s not a specific number, how does your healthcare business look right now, both sales and orders?

Andy Silvernail:	Well, Scott, I think the first thing I should mention is, we call the segment Health & Science, but very little of it actually ends up in healthcare, right? Very, very little of the business ends up in healthcare. The vast majority ends up in scientific applications, and whether it’s in the life sciences world or industrial scientific applications, environmental, et cetera.

So — but that being said, what I would say we’re seeing generally is the life science businesses have picked up over the last two quarters. And we’ve seen that — we’ve seen some strength in the order book. We’ve seen more happening from a new development pipeline perspective. So, I think that’s generally some pretty good news.

I will say that we are hedging that a little bit, because the impacts of sequestration — I don’t think people know exactly how it’s going to play out. You know, the NIH budget got hit by 4.9% from the sequester. So, we’ll see how that plays itself through the balance of the year. That’s just kind of really starting now. But, generally, I would say that those trends are positive, Scott.

Scott Graham:	Okay. Because you actually did answer my question. When you say life sciences, I say healthcare, I’m talking about —

Andy Silvernail:	Okay.

Scott Graham:	— everything. All of that sector.

Andy Silvernail:	Yes, life — obviously, life sciences has been positive. And I would also say that the scientific side of our business is, generally, on a sequential basis, we are seeing an uptick.

Scott Graham:	Right. Because both medical equipment and the precision instrumentation guys did see an uptick in the fourth quarter, right?

Andy Silvernail:	Yes.

Scott Graham:	So you’re kind of feeling that in the orders right now?

Andy Silvernail:	We are. Yes.

Scott Graham:	Okay. On the Fire and Diversified business, could you maybe single out how Rescue tools did versus BAND-IT?

Andy Silvernail:	Actually, they both did quite well. You know, BAND-IT, as you know, is a book-in-term business. Right? That’s a business that — and we keep a pretty close eye on it because it tells you a lot about kind of what’s happening in the channels throughout the world. And so, BAND-IT had strong book-in-term business. As you know, we had talked about it.

We saw some softening the fourth quarter that had raised our antenna, and that we saw a nice rebound here in the first quarter. So, pretty solid. You know, Rescue has a lot more project-related business. And, generally, we saw a couple of good-sized projects — you know, these aren’t $10 million and $15 million projects, but they’re pretty strong projects. So, these are both businesses that were up very solidly high-single digit, low-double digit in the quarter.

Scott Graham:	Okay. All right. Last question. This is kind of maybe a two-parter. It has to do with your organic growth in the first quarter, which I don’t think surprised anybody, to tell you the truth. And you did a great job in still driving the margin. On that, why — what are the businesses that you would expect that to turn around specifically in? I mean, maybe just two or three of the larger ones that will contribute to a turnaround in organic in the second quarter?

And secondly, I know you are all about investing a lot of your productivity savings. Was there any of that cut back in the first quarter alone to drive that type of a margin?

Andy Silvernail:	No, there really wasn’t. Let me tackle your second question first. I think the groups — I think the teams did a really nice job of balancing the cuts and the build, so to speak. And so, they put cash back in. Now that being said, on a sequential basis, right, more will go in as the year goes on, assuming that we are able to deliver on our expectations.

And we’ve got — let’s be honest — we’ve got a pretty tight leash on it, given this environment. And I think that’s the right thing to do. So, I feel good that we are making the right investments and still being able to deliver profitability.

On the profit side itself, we’ve really seen a few things that have been just outstanding. Obviously, what we’ve seen in Diversified, what Eric Ashleman and the team there have done has been really strong across their businesses. That’s been excellent to see. But at the same time, we are seeing margin expansion across the whole business. So we feel good about that. And people understand that this is an environment of cut and build.

The first part of your question, what do we expect to see on a year-over-year basis as we go into the second quarter? You know, the second quarter — from the middle of the second quarter on last year, there was softening, really, up until November and December of last year. So the comps get easier across a lot of the business. The — I would say certainly in Health & Science, the Scientific Fluidics business, that’s going to be — we have some easier comps there and we should see some nice growth rates coming out of there. And we are seeing nice wins happen in that business. So, we feel good about that.

I think Energy is going to have a decent comp. I think CFP is going to have a decent comp. Those are places where there was softening last year and we’ve seen some really nice wins as we go forward. And even in ag. You know, ag was a little bit of a — we’re used to — frankly, we’re used to the Banjo team knocking the socks off and they did again in sales, but we did see some softness in the first quarter. We expect that to bounce back in the second.

Scott Graham:	Okay, so nothing extraordinary in any business. You’re just looking at a easier comp environment with maybe more normalized business?

Andy Silvernail:	Exactly, exactly.

Heath Mitts:	Hey, Scott, well, let me — this is Heath. Let me chime in here. If you recall, we’ve talked about this through prior earnings calls about our decision to rationalize certain selective product lines within the Optics world. And that enabled us to get after a deeper portion of the Optics cost structure. A lot of those decisions we start to anniversary here between the first, second and into the early part of the third quarter.

So that has a natural pressure on the fact that we had some of that less profitable sales in the first part of 2012 that we’ve elected to walk away from. And quite honestly, we are enjoying some of the uptick in the profitability because of our ability to do that.

So that has a little bit of topline element that, once we get past kind of the mid-part of Q3, that goes away. So, that’s a piece of it. I wouldn’t call that market. Those were conscious decisions that we made.

Scott Graham:	All right, guys. Thanks very much.

Andy Silvernail:	Thanks, Scott.

Operator:	Your next question comes from the line of Allison Poliniak of Wells Fargo.

Allison Poliniak:	On — just going back to the execution side, I know you guys kept your margin expectation for 2013 the same. And I’m sure there is certainly a range around that. But I guess my notes from last quarter suggested that you were exiting a rate closer to 19 and we’re clearly starting off the year stronger. I mean, how should I think about that for the rest of the year? Is it increased investments maybe that could be holding that margin expansion back a little bit?

Andy Silvernail:	That’s exactly right. You know, obviously, we beat our expectations for margins in the first quarter, and we feel very good about that, Allison. At the same time, we are going to invest as we go forward. And if we are in a similar situation as we are looking at right now, we’re going to make those investments. And so, where we are today, we feel pretty good about exiting 19 — a little north of 19 for the year, I think we feel pretty good about.

Heath, anything to add there?

Heath Mitts:	No. I think that’s right. In the second quarter, we are going to have a little bit of step-up pressure from the costs associated with some of the FTL asset step-up and bleed-off. But you know, I mean, in the grand scheme of things for the year, it’s a pretty consistent margin forecast for the year. We’re not expecting it to bounce around too much.

Allison Poliniak:	Okay, perfect. And then just going back to FMT, orders impacted in Q1 by cold weather. Is that the ag side of things?

Andy Silvernail:	Yes, that’s just really ag.

Allison Poliniak:	Okay.

Andy Silvernail:	And don’t get me wrong. It’s not like it was a horrible downtick or anything like that. It’s just — this is typically the time of year we start to see the ramp-up in orders and I think they got pushed a month or so.

Allison Poliniak:	Got you. Okay, thank you, guys.

Andy Silvernail:	Thanks, Allison.

Operator:	Your next question comes from the line of Charley Brady of BMO Capital Markets.

Andrew Dunham:	This is Andrew Dunham on for Charley Brady. (multiple speakers) The question was, on a monthly basis, kind of what was the progression of like sales and orders throughout the quarter? And if you can give any insight into April.

Andy Silvernail:	Sure. January started very strong. We saw it coming out of the blocks; I think, as you recall in the fourth quarter, we noted that we saw it come out strong. We did caution that we thought it was a little bit of channel fill coming off of people being kind of tight here in the back of the fourth quarter. February was basically at our expectations and March weakened a little bit — not a lot but a little bit. And that had — certainly, from in terms of us, a red flag or a yellow flag rather, we started to pay attention.

I’ll say that April is basically, early on, in line with our expectations. No surprises there. And so we feel pretty good about that. You know, at the same time, April of last year is when things got soft. And so I’ve been criticized a little bit here for being a little more conservative than some of my other peers on the balance of the year, but until the world demonstrates otherwise, I think that’s the prudent thing to do.

Andrew Dunham:	All right, great. And then the — just kind of wondering what was the exact, like, fully diluted share count on March 31st? And if there is any kind of — I know you’re doing share repurchases and things, what the — what your assumption is for the second quarter?

Andy Silvernail:	Mike, do you got that? Hold on one second, Andrew. Well, I’ll talk about the assumption first. I think, generally, what you saw for repurchases in the first quarter plus or minus would be expected. Maybe a little bit more slightly. Now, that being said, understand that we had a fair amount of redemptions in the first quarter, somewhere in the neighborhood of 400,000 redemptions. That is pretty high for us. And just given what are available to redeem, we know that that will drop off. So, you should see a little bit of net impact relative to what we saw in the first quarter.

So, one second and we’ll get you that final number, Andrew. Do you have it, Mike?

Michael Yates:	We used 83,152.

Andy Silvernail:	Was that the ending number? Or the average number?

Michael Yates:	No, that was the average number.

Andy Silvernail:	Do you have the ending number, Mike?

Michael Yates:	I do not have that. The ending — I do not have that.

Andy Silvernail:	Andrew, we can get you that. We can get you that ending number. I apologize. We don’t have it on hand.

Andrew Dunham:	Okay. Thank you, guys.

Andy Silvernail:	Yes.

Operator:	Your next question comes from the line of Kevin Maczka of BB&T Capital Markets.

Kevin Maczka:	Andy, first, on the FTL deal, you’re going to marry that up with PPE. I’m just wondering if you can talk about the larger opportunity there. How much more opportunity for further consolidation there? And if you can just size what you plan to do and how far along are you with it, now that you’ve married these two units?

Andy Silvernail:	You bet, Kevin. You know, we really like that specialty ceiling marketplace. The overall global seals business, as you know, is a multibillion dollar business. And like any industry that IDEX competes in, there is a subsegment of it usually between 20% and — 20% in one-third of the market that we fit into the highly engineered, really differentiated category. And that’s what we’re looking at here.

So it’s an industry that’s $1 billion to $2 billion, depending upon how you slice it, that we think is very interesting. It is highly fragmented. The largest player that we would call as a pure play in there is only $100 million to $200 million. So it remains fragmented.

And so we really like this solution set. And both PPE and FTL, they really bridge across Health & Science and FMT. If you’re honest about it, they sit across them. So, we see the ability to continue to acquire in this to play in the HST and the FMT markets, and to build out a nice little business.

As you recall, if you’ve seen some of our Investor Relations presentations, we’ve kind of called this a platform-in-waiting, so to speak, just because, today, it’s — we have not been able to kind of design out the $500 million platform, but we think it’s one that can get there. So, obviously, that would be over a long period of time and as opportunities present themselves.

But this is a really nice niche market that is IDEX-like. It is — it feeds our existing businesses. It’s in related and adjacent markets; tremendous defensibility and nice growth rates. And we really like the space.

Kevin Maczka:	Got it. Sounds good. And if I can just nitpick a bit on your ‘13 guidance as it relates to the acquisition impact that you’re saying up 1%. I think before, you were saying up 1.5%. But since you said that, you have, of course, done this FTL deal. Are some of your prior smaller deals that you did within the last year, year-and-a-half, maybe not performing as you thought? Or again, am I nitpicking?

Heath Mitts:	Kevin, this is Heath. It’s just rounding as much as anything else. Nothing is underperforming relative to the 2012 acquisitions and their performance that went into the guidance. I think we’ve probably rounded up or down last time and have rounded the other direction this time, so.

Andy Silvernail:	Yes, these — I mean, these aren’t really big enough to make a meaningful impact.

Kevin Maczka:	Yes, didn’t think so. Okay. Thanks, guys.

Andy Silvernail:	Yes.

Operator:	At this time, I would like to remind everyone in order to ask a question, please press star, then the number 1 on your telephone keypad. Your next question comes from the line of Matt Summerville of KeyBanc.

Matt Summerville:	I got on the call a little late, so I apologize if this is repetitive. As I look at your organic growth expectations for the second quarter up 2% to 3%, I look at the incoming order rates. I bear in mind the tough comp in volume in the Fire business coming from dispensing.

Can you help me close the loop on all that, in terms of how — I understand you’ve built a little backlog — how the order activity you’ve seen as of late can kind of translate into that organic growth? And maybe the piece I’m missing is, if you back out that one lumpy piece of business in dispensing, what would Fire orders have looked like?

Andy Silvernail:	So, let me kind of parse that for a second, Matt. So on the first part, if you look at the backlog that we’ve built and where the backlog sits in terms of shipability in the second quarter, that gives us comfort in the — in our revenue range here in the second quarter, you know, just kind of given how we are entering the quarter.

You know, we had more backlog going into the second quarter of last year, but a lot of that was very specifically related to that dispensing order. So, we feel pretty good about that. Now that being said, as I mentioned before, April is kind of within our expectation, so we feel good in that 2% to 3% range. But let’s not — I don’t think anybody should kid themselves.

I believe that, certainly in the near-term, there is more economic downside than there is economic upside. And that’s why we’ve been cautionary and certainly why we have been aggressive on the cost side.

So, that’s the first part to the — to your question. Relative to diversified and the impact of dispensing, Matt, could you repeat that again? What is it you were looking for?

Matt Summerville:	Yes, I’m sorry. If you look at incoming — if you look at the order number and just back out this — the big deal you got in dispensing in both periods, what would orders have looked like in Diversified?

Andy Silvernail:	We don’t — I don’t think we break it —

Michael Yates:	— we don’t break it out.

Andy Silvernail:	Matt, here’s the issue is, we can’t break it out specifically. And the reason we can’t is we are contractually obligated to not talk about the exact size of that order. And so we just have to be careful. So I think we’ve given enough information that, frankly, you can do the math on it. But — and keeping within our legal rights. But bottom line is, is that you back out that order, and you go from being slightly down in the first quarter to up for the Company, and certainly for the segment, it is more than 100% of the negative.

Matt Summerville:	Got it. Okay. That must have been part that I missed. I apologize.

Andy Silvernail:	No problem, Matt. I apologize I can’t be more straightforward about that. I hate to do that but I’ve got to follow the letter of the rules here.

Matt Summerville:	No, no, no. That’s completely understandable. As we think about your Water platform, it sounded like Europe is — well, first of all, is Europe still in declining mode? Are you seeing any signs of stability? And what, if anything, is kind of changed in the U.S.? And I guess just bigger picture, what’s your outlook for that platform within FMT?

Andy Silvernail:	So, if you don’t mind, let me touch on that broader, because I think Europe in general is getting a lot of press and should get a lot of press. It’s far and away the weakest thing that we are seeing out there, and was certainly negative in the quarter for us. And that’s playing out really across our businesses, with really kind of one exception. And that’s our Chemical business that’s based out of Germany, which is our Richter business, which is actually seeing really nice growth. But that’s mostly coming from export-related business.

So, if you normalize for that, what I would say is it’s certainly down for FMT and it’s down for the Company. And I am pessimistic for the balance of the year about that changing. Now, the comps get easier because, as you know, things started getting tough about this time last year on a relative basis in Europe.

Matt Summerville:	Thanks, Andy.

Andy Silvernail:	You bet. Thanks.

Operator:	Your next question comes from the line of Nathan Jones of Stifel.

Nathan Jones:	Nice quarter. Andy, you talked earlier about the growth investments being a potential lever that you could pull but one that you wouldn’t want to pull. Is there a point where you would pull that, where you would sacrifice the growth investments to maintain the margin for the year?

Andy Silvernail:	You know, I would only do that if I saw there being a precipitous drop in the overall environment. You know, Nathan, unless we see that happening — and that would really be, frankly, because we think that there is a step change, not because of a short-term solution. I just — I don’t buy into that. I don’t think that’s a good idea.

These investments, as I said in the last quarter call, you guys aren’t going to see any benefit from these for a year. It takes — just takes time. And so, we’ve got to give ourselves the air cover. I think by being as aggressive as we were on cost last year, we’ve given ourselves enough air cover to still deliver on our expectations, even in this muddled environment, and still make those investments. So the only way I’d really back off is if we saw a meaningful change in trajectory.

Nathan Jones:	Yes, I would think with the free cash flow generation, you probably — there’s no need to hang onto the cash. When you say free cash flow significantly above net income, are you prepared to give us any guidance on what you expect for free cash flow for the year?

Andy Silvernail:	You know, we don’t really do that. You know, frankly, you can back into it taking a look at amortization, and you can take our $40 million depreciation number and you can back into it pretty closely.

Nathan Jones:	Okay. If I could get into a couple of platforms, particularly Banjo. I know that’s been a great performer over the last few years. There are plenty of other companies that I cover that are warning about potential negative comps in the second half of the year, with particularly the dramatic decrease in core prices recently. What gives you the confidence that Banjo is going to rebound from that softness this quarter?

Andy Silvernail:	So you’re talking about the slippage in overall corn prices?

Nathan Jones:	Yes.

Andy Silvernail:	You know, first of all, the — unless something really, really significantly changes, the — that buildout, and I’ll call it the allocation that’s coming out from the end-users, is pretty strong. So, there would have to be something that really meaningfully changes for that to happen, I believe.

You know, the second part is, is while we’ve seen a drop, it’s still a pretty economic price for these guys to work at. So we’re not awfully concerned about that. The last thing is, is that the impact of the drought from last year, the amount of land that has to be planted to, I guess, to close the overall stock gaps, is pretty high. So, by the way, we’re not planning for the double-digit growth that we’ve experienced in the last two or three years. We’re planning for pretty solid single-digit growth here.

So just to — I want to calibrate what our expectations are. We are expecting growth to slow. We are not expecting it to go negative.

Nathan Jones:	Okay. And you also called out strong orders in Scientific Fluidics. Could you give a little bit more color on where that’s coming from?

Andy Silvernail:	Really, the analytical instrument business. So, we’re starting to see some of that rebound you have coming from that — those end markets. As you know, our model here, and really across the whole business, is to gain high value content. And so, we’re seeing a couple of things happen. Number one, we are seeing some market rebound, which I think our customers have seen in the last couple of quarters. And also we’ve had some nice share wins on some instruments that are going out. So, pretty solid across both, I’d say a little bit of a market rebound, and some wins on our side.

Nathan Jones:	Okay, and one last one for me. I think in the past, you’ve been willing to kind of give us above, in line, below, on each of the segments relative to your overall guidance in the quarter. If you could just give that again?

Andy Silvernail:	I’m not sure if I — you mean, in terms of kind of how we performed relative to our expectations?

Nathan Jones:	No. On the 2Q guidance, you said 2% to 3% organic growth. You’ve historically been willing to say HST will be in line; FMT will be a little bit higher, you know, that kind of stuff.

Andy Silvernail:	Oh, I see what you’re saying. Got it. Got it.

Heath Mitts:	Here’s what I would say is — this is Heath, Nathan. In general, we are expecting FMT to be above Health & Science, again, still comping off of some difficult comps, with the business we walked away from in Optics will be a little bit below, and FST will be in line, maybe a tad below.

Michael Yates:	Yes, as they comp that order. Yes.

Nathan Jones:	All right, guys. Great job over there and thanks very much for taking my questions.

Andy Silvernail:	Thanks. Hope you feel better.

Operator:	Your next question comes from the line of Andy Noorigian of Vertical Research Partners.

Andy Noorigian:	I wanted to follow-up on the comment you made about strength in Richter in Germany. It sounds like some of your competitors over there are talking about some pretty concerted efforts to get into the chemicals market. I was wondering if you’re seeing anything competitively there or any pricing dynamics in general at Richter, and Viking, even?

Andy Silvernail:	Yes. No, on a pricing — generally, you’ve got to remember kind of where we sit in the food chain. We really set in specialty applications. We are not in big iron. We’re not in large project quotes, et cetera. So, our positioning is very, very IDEX-like in terms of where we sit, in terms of the value that we add and versus price. We feel pretty good about that.

The wins that we are getting are in multiyear projects that we’ve been working for an awfully long time. And we’re seeing nice wins out of the Middle East, nice wins out of Asia, generally. What we have set up and put people on the ground — certainly, in the Middle East, we’ve increased our exposure in terms of number of commercial folks, sales, and applications.

And in China as you know, we basically put a standalone Richter business unit. We consolidated from a plant that they had previous to our acquisition of Richter. And we consolidated down into our Suzhou operation and set up a wholly-owned subsidiary. And that’s really been hugely successful.

So, I feel pretty good that where we sit in terms of our defensibility and the fact that these are long-term things that are coming to gestation today, I feel pretty confident about it.

Andy Noorigian:	Great, thank you. And then, just capital allocation, maybe comment on the deal pipeline, what you see after FTL, and kind of by end market where you’re focused and the valuations you’re seeing?

Andy Silvernail:	No real change from what we’ve talked about the last two or three quarters. What I would say is that the things that are large and reasonably — of reasonable quality. We’re still seeing what I think are irrational valuations on a lot of those properties and deals that I think folks are going to have an awfully hard time getting an acceptable long-term return on capital.

And I guess what I mean by that is, as you know, ours are 12 and 15 in years three and years five. And, I think again, the low growth and the cheap money continues to fuel that end of the spectrum.

That being said, the stuff in the small to middle market — so, $20 million to $250 million of enterprise value, it’s still pretty attractive. And we’re seeing a scope of — or a series of opportunities in both FMT and HST that are funneled — you know, I would say that they look very consistent. They look decent compared to what we’ve seen for a while.

I do think that we’ve all got to keep our eyes out for how much stuff is sitting within private equity funds, which both has to come out and the money that has to go to work. And while there’s certainly opportunities on both sides of that, you’ve got to be careful.

Andy Noorigian:	Great, thank you very much.

Andy Silvernail:	Thank you, Andy.

Operator:	Your next question comes from the line of Scott Graham of Jefferies.

Scott Graham:	One question for you guys on the comp and I’ll be done. In FSD, you know, correct me if I’m wrong, we’ve had some pretty strong growth there because of the program, the shipments out of the program. Doesn’t that comp get much more difficult in these next three quarters? And wouldn’t that put FSD a good standard deviation below the other two businesses?

Andy Silvernail:	You know, it does, Scott. I’ll let Heath chime in on this too. You know at the same time, we’ve seen really, really nice performance from the balance of the segment. So when you look at Fire, the team has done a terrific job of venturing into the power market and into Asia. Rescue has continued to leverage its global footprint. And BAND-IT, they keep chopping wood. I mean, they just do a great job time and again.

So yes, on a comparative basis, the comps get tougher. So nobody should walk away thinking that comps don’t get tougher for the business. But also recall that we took a whole lot of costs out in a number of places in that segment last year. So, while we are giving up some pretty attractive margin from the replenishment order and whatnot, we’ll fight it back and we still have some previous pretty decent confidence in the margin profile.

Heath, anything you want to say to that?

Heath Mitts:	No. I think that’s right. I was just going to touch on — for the year, Scott, and when we look at FSD organically, it’s up modestly. Obviously, getting the benefit of some Q1 — stronger Q1 performance. But on a margin basis, we would still expect margin expansion there. Across the board, we’ve seen good activity both in the new product side.

X-SMART, that Andy mentioned in his prepared remarks, as well as some help within dispensing in North America, a partial recovery let’s say. And then Fire and Fire Suppression, and Rescue and BAND-IT are all growing nicely.

Scott Graham:	All right. Fair enough. Thanks.

Andy Silvernail:	Thanks, Scott.

Operator:	There are no further questions at this time. Gentlemen, do you have any closing remarks?

Andy Silvernail:	Yes, just a couple of things. First, Andrew I got that number here for you here on the ending share count — it was 82,647,588. So that was the ending share count. So, how’s that for rapid response?

So with that, just in conclusion, first of all, thank you all again for participating in the call, and for being supporters and interested in IDEX. We think we’ve got something very special here. And we think, I guess, first, I’d say is the team is doing a great job of executing in this environment. And I’m very proud of them and I’m thrilled with that aspect of what we’ve got going on. And we’re making the investments.

The execution is allowing us to make the investments in people and in growth, that, while I don’t expect it to play out in the near-term, I think are going to be major benefits to us as we go forward.

And then, finally, we are seeing some sequential improvements. We did a lot of hard work here in 2012, and we are seeing some of that. And we promise to you, and we’re starting to deliver on that expectations, and we think we will for the balance of the year, assuming that the environment holds in, essentially, as it is today. So, again, I appreciate your time and look forward to talking to you in the second quarter. Take care.

Operator:	This concludes today’s conference call. You may now disconnect.

END